Exhibit 99.1
Approach Resources Inc.
Reports Fourth Quarter and Full Year 2010 Results
     Fort Worth, Texas, March 8, 2011 — Approach Resources Inc. (NASDAQ: AREX) today reported financial and operating results for the fourth quarter and year ended December 31, 2010. Highlights for the year ended December 31, 2010, include:
•	Net income increased 243% to $7.5 million, or $0.34 per diluted share

•	Adjusted net income (non-GAAP) increased 166% to $8.7 million, or $0.39 per diluted share

•	Revenues increased 42% to $57.6 million

•	EBITDAX (non-GAAP) increased 17% to $43 million, or $1.94 per diluted share

•	Production increased 6% to 1.6 MMBoe (4.3 MBoe/d)
Full Year 2010 Results
     Production for 2010 totaled 1.6 MMBoe (4.3 MBoe/d), compared to 1.5 MMBoe (4 MBoe/d) produced in 2010, an increase of 6%. Oil and NGL production for 2010 increased 22% to 507 MBbls, compared to 415 MBbls produced in 2009. Production for 2010 was 67% natural gas and 33% oil and NGLs, compared to 72% natural gas and 28% oil and NGLs in 2009.
     Net income for 2010 was $7.5 million, or $0.34 per diluted share, on revenues of $57.6 million, compared to a net loss of $5.2 million, or $0.25 per diluted share, on revenues of $40.6 million, for 2009. Of the $17 million increase in revenues in 2010, approximately $12 million was attributable to an increase in prices we received for our natural gas, oil and NGL production, and approximately $5 million was attributable to an increase in production volumes. Net income for 2010 included a realized gain on commodity derivatives of $5.8 million, an impairment of unproved properties of $2.6 million related to our Boomerang project in Southwest Kentucky and an unrealized gain on commodity derivatives of $788,000.
     Excluding the impairment of unproved properties, unrealized gain on commodity derivatives and related income taxes, adjusted net income (non-GAAP) for 2010 was $8.7 million, or $0.39 per diluted share, compared to adjusted net income of $3.3 million, or $0.16 per diluted share, for 2009. See “Supplemental Non-GAAP Financial and Other Measures” below for our reconciliation of adjusted net income to net income.
     EBITDAX (non-GAAP) for 2010 was $43 million, or $1.94 per diluted share, compared to $36.7 million, or $1.75 per diluted share, for 2009. See “Supplemental Non-GAAP Financial and Other Measures” below for our reconciliation of EBITDAX to net income.
     Average realized prices for 2010, before the effect of commodity derivatives, were $4.48 per Mcf of natural gas, $75.67 per Bbl of oil and $41.19 per Bbl of NGLs, compared to $3.70 per Mcf of natural gas, $54.97 per Bbl of oil and $28.32 per Bbl of NGLs, for 2009. Our average realized price, including the effect of commodity derivatives, was $40.72 per Boe for 2010, compared to $37.68 per Boe for 2009.

     Lease operating expenses (“LOE”) for 2010 were $8.6 million, or $5.50 per Boe, compared to $7.8 million, or $5.30 per Boe, in 2009. The increase in LOE per Boe over the prior year was primarily due to increases in water hauling, insurance and ad valorem taxes, partially offset by a decrease in compressor rental and repair.
     Severance and production taxes for 2010 were $3 million, or 5.2% of oil, NGL and gas sales, compared to $2 million, or 4.9% of oil, NGL and gas sales, in 2009. The increase in production taxes was primarily due to the increase in oil, NGL and gas sales over the prior year period.
     Exploration expense for 2010 was $2.6 million, or $1.66 per Boe, compared to $1.6 million, or $1.10 per Boe, in 2009. Exploration expense for 2010 resulted primarily from 3-D seismic acquisition in Cinco Terry and lease renewals in Ozona Northeast, Cinco Terry and Kentucky.
     Impairment of unproved properties for 2010 was $2.6 million, compared to $3 million in 2009. The 2010 impairment resulted from a write-off of $2.6 million in costs in our Boomerang project in Southwest Kentucky, and represented the remaining carrying value we had recorded for the project. The 2009 impairment resulted from a write-off of $3 million in costs in Northeast British Columbia, and represented the remaining carrying value we had recorded for the project.
     General and administrative expenses (“G&A”) for 2010 were $11.4 million, or $7.34 per Boe, compared to $10.6 million, or $7.23 per Boe, for 2009. The increase in G&A was principally due to higher salaries and benefits, including share-based compensation.
     Depletion, depreciation and amortization expense (“DD&A”) for 2010 was $22.2 million, or $14.28 per Boe, compared to $24.7 million, or $16.80 per Boe, for 2009. The decrease in DD&A per Boe was primarily attributable to an increase in estimated proved developed reserves at December 31, 2010, partially offset by higher capital costs over the prior year.
Fourth Quarter 2010 Results
     Production for the fourth quarter of 2010 totaled 436 MBoe (4.7 MBoe/d), compared to 333 MBoe (3.6 MBoe/d) in the fourth quarter of 2009, a 31% increase. Oil and NGL production for the fourth quarter of 2010 increased 68% to 161 MBbls, compared to 96 MBbls produced in the fourth quarter of 2009. Production for the fourth quarter of 2010 was 63% natural gas and 37% oil and NGLs, compared to 71% natural gas and 29% oil and NGLs in the fourth quarter of 2009.
     Net income for the fourth quarter of 2010 was $261,000, or $0.01 per diluted share, on revenues of $16.3 million, compared to net loss of $2.3 million, or $0.11 per diluted share, on revenues of $11.9 million, for the fourth quarter of 2009. The $4.4 million increase in revenues in the fourth quarter of 2010 is primarily attributable to an increase in production volumes, and specifically an increase in oil and NGL production volumes. Net income for fourth quarter of 2010 included an impairment of unproved properties of $2.6 million related to our Boomerang project in Southwest Kentucky, a realized gain on commodity derivatives of $2.2 million and an unrealized loss on commodity derivatives of $2.1 million.
     Excluding the impairment of unproved properties, unrealized loss on commodity derivatives and related income taxes, adjusted net income (non-GAAP) for the fourth quarter of 2010 was $3.4 million, or $0.13 per diluted share, compared to adjusted net income of $539,000, or $0.03 per diluted share, for the fourth quarter of 2009. See “Supplemental Non-GAAP Financial and Other Measures” below for our reconciliation of adjusted net income to net income.

     EBITDAX (non-GAAP) for the fourth quarter of 2010 was $12.1 million, or $0.48 per diluted share, compared to $9.3 million, or $0.44 per diluted share, for the fourth quarter of 2009. See “Supplemental Non-GAAP Financial and Other Measures” below for our reconciliation of EBITDAX to net income.
     Average realized prices for the fourth quarter of 2010, before the effect of commodity derivatives, were $3.90 per Mcf of natural gas, $80.91 per Bbl of oil and $44.27 per Bbl of NGLs, compared to $4.56 per Mcf of natural gas, $71.04 per Bbl of oil and $39.73 per Bbl of NGLs, for the fourth quarter of 2009. Our average realized price, including the effect of commodity derivatives, was $42.34 per Boe for the fourth quarter of 2010, compared to $43.98 per Boe for the fourth quarter of 2009.
     LOE for the fourth quarter of 2010 was $2.5 million, or $5.77 per Boe, compared to $1.8 million, or $5.29 per Boe, in the fourth quarter of 2009. The increase in LOE in the fourth quarter of 2010 compared to the fourth quarter of 2009 is primarily due to water hauling, insurance, repairs and maintenance.
     Severance and production taxes for the fourth quarter of 2010 were $944,000, or 5.8% of oil, NGL and gas sales, compared to $604,000, or 5.1% of oil, NGL and gas sales, in the fourth quarter of 2009. The increase in production taxes was primarily due to the increase in oil, NGL and gas sales over the prior year period.
     Exploration expense for the fourth quarter of 2010 was $345,000, compared to $1.1 million in the fourth quarter of 2009. Exploration expense for the fourth quarter of 2010 resulted primarily from 3-D seismic acquisition and lease renewals in Cinco Terry.
     Impairment of unproved properties for the fourth quarter of 2010 was $2.6 million, compared to $3 million in the fourth quarter of 2009. The fourth quarter of 2010 impairment resulted from a write-off of $2.6 million in costs in our Boomerang project in Southwest Kentucky, and represented the remaining carrying value we had recorded for the project. The fourth quarter of 2009 impairment resulted from a write-off of $3 million in costs in Northeast British Columbia, and represented the remaining carrying value we had recorded for the project.
     G&A for the fourth quarter of 2010 was $3.5 million, or $8.07 per Boe, compared to $3.3 million, or $10.03 per Boe, for the fourth quarter of 2009. The decrease in G&A per BOE is attributable to an increase in production in the fourth quarter of 2010, compared to the fourth quarter of 2009.
     DD&A for the fourth quarter of 2010 was $5.5 million, or $12.72 per Boe, compared to $5.9 million, or $17.70 per Boe, for the fourth quarter of 2009. The decrease in DD&A was primarily attributable to an increase in estimated proved developed reserves at December 31, 2010, partially offset by higher capital costs over the prior year.
Capital Expenditures
     Costs incurred during 2010 totaled $90 million, and included $59.8 million for exploration and development drilling, $21.2 million for the purchase of additional working interest in Cinco Terry and $9 million for acreage acquisitions. During 2010, we drilled a total of 91 gross (56.2 net) wells with a 100% success rate. At December 31, 2010, five gross (3.5 net wells) were waiting on completion, all of which have since been completed as producers.

     The Company’s 2011 capital budget is $220 million. Approximately $130 million of the 2011 capital budget will be allocated to drilling and recompletion projects in the Permian Basin and approximately $90 million will be allocated to the previously announced acquisition of the remaining 38% working interest in Cinco Terry (the “Working Interest Acquisition”) and lease extensions, renewals and lease acquisitions in the Permian Basin. The 2011 drilling program includes one rig to drill 11 horizontal wells targeting the Wolfcamp Shale, one rig to drill 19 vertical wells targeting the Wolfcamp Shale and Clearfork formations (the “Wolffork”) and Canyon Sands, one rig to drill 26 vertical wells targeting the Canyon Sands (which we expect to recomplete in the Wolffork in 2012), and one workover rig to recomplete 10 wells in the Wolffork. As a result of the Working Interest Acquisition, our working interest in these wells will be approximately 100%.
     Our 2011 capital budget is subject to change depending upon a number of factors, including additional data on our Wolffork oil resource play, results of Wolfcamp Shale and Wolffork drilling and recompletions, economic and industry conditions at the time of drilling, prevailing and anticipated prices for oil, gas and NGLs, the availability of sufficient capital resources for drilling prospects, our financial results and the availability of lease extensions and renewals on reasonable terms.
Liquidity and Commodity Derivatives Update
     We have a $200 million revolving credit agreement with $150 million borrowing base. At December 31, 2010, we had no long-term debt outstanding under our revolving credit facility, and our liquidity was $173.1 million.
     In February 2011, we acquired an additional 38% working interest in Cinco Terry from two non-operating partners for $76 million, subject to usual and customary post-closing adjustments. The Working Interest Acquisition was funded with borrowings under our revolving credit facility and cash on hand. At February 28, 2011, we had $67 million outstanding under our revolving credit facility, and our liquidity was $85.1 million. See “Supplemental Non-GAAP Financial and Other Measures” below for our calculation of “liquidity.”
     We believe we have adequate liquidity from cash generated from operations and unused borrowing capacity under our revolving credit facility for current working capital needs and maintenance of our current drilling program. However, we may determine to access the public or private equity or debt markets for future development of reserves, acquisitions, additional working capital or other liquidity needs, if such financing is available on acceptable terms. We cannot guarantee that such financing will be available on acceptable terms or at all.
     The following table details our commodity derivative positions at December 31, 2010:

	Volume (MMBtu)		$/MMBtu
Period	Monthly	Total	Fixed
NYMEX — Henry Hub
Price swaps 2011	230,000	2,760,000	$4.86
Price call 2012	230,000	2,760,000	$6.00

WAHA basis differential
Basis swaps 2011	300,000	3,600,000	$(0.53)

2011 Financial and Operational Guidance
     The table below sets forth the Company’s current 2011 production and operating costs and expenses guidance. The guidance is forward-looking information that is subject to a number of risks and uncertainties, many of which are beyond the Company’s control.

Current 2011
Guidance
Production:
Total (MBoe)	2,300 — 2,450

Percent oil and NGLs	55%

Operating costs and expenses (per Boe):
Lease operating	$4.25 — 5.50
Severance and production taxes	$2.00 — 2.30
Exploration	$4.00 — 5.00
General and administrative	$5.00 — 6.00
Depletion, depreciation and amortization	$12.00 — 15.00

Capital expenditures (in millions)	Approximately $220
Conference Call Information
     The Company will host a conference call on Wednesday, March 9, 2011, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss fourth quarter and full year 2010 results. To participate in the conference call, domestic participants should dial (866) 356-3377 and international participants should dial (617) 597-5392 approximately 15 minutes before the scheduled conference time. To access the simultaneous webcast of the conference call, please visit the Calendar of Events page under the Investor Relations section of the Company’s website, www.approachresources.com, 15 minutes before the scheduled conference time to register for the webcast and install any necessary software. A replay of the webcast will be available for one year on the Company’s website.
     Approach Resources Inc. is an independent oil and gas company with core operations, production and reserves located in the Permian Basin in West Texas. The Company targets multiple oil and liquids-rich formations in the Permian Basin, where the Company operates approximately 133,000 net acres. At December 31, 2010, the Company’s estimated proved reserves were 50.7 million barrels of oil equivalent, 51% oil and NGLs and 49% natural gas. For more information about the Company, please visit www.approachresources.com. Please note that the Company routinely posts important information about the Company under the Investor Relations section of its website.
     This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of management regarding the Company’s expected 2011 capital expenditures and 2011 production and operating costs and expenses guidance. These statements are based on certain assumptions made by the Company based on management’s experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management. When used in this press release, the words “will,” “potential,” “believe,” “estimate,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “plan,” “predict,” “project,” “profile,” “model,” or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in the Company’s Securities and Exchange Commission (“SEC”) filings. The Company’s SEC filings are available on the Company’s website at www.approachresources.com. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
     For a glossary of oil and gas terms and abbreviations used in this release, please see our Annual Report on Form 10-K filed with the SEC on March 12, 2010.

UNAUDITED RESULTS OF OPERATIONS

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009

Revenues (in thousands)
Gas	$6,414	$6,470	$28,176	$23,406
Oil	6,010	3,623	18,640	11,323
NGLs	3,866	1,788	10,765	5,919

Total oil, NGL and gas sales	16,290	11,881	57,581	40,648

Realized gain on commodity derivatives	2,171	2,763	5,784	14,659

Total oil, NGL and gas sales including derivative impact	$18,461	$14,644	$63,365	$55,307

Production
Gas (MMcf)	1,644	1,420	6,290	6,320
Oil (MBbls)	74	51	246	206
NGLs (MBbls)	87	45	261	209

Total (MBoe)	436	333	1,556	1,468
Total (MBoe/d)	4.7	3.6	4.3	4.0

Average prices
Gas (per Mcf)	$3.90	$4.56	$4.48	$3.70
Oil (per Bbl)	80.91	71.04	75.67	54.97
NGLs (per Bbl)	44.27	39.73	41.19	28.32

Total (per Boe)	$37.36	$35.68	$37.00	$27.69

Realized gain on commodity derivatives (per Boe)	4.98	8.30	3.72	9.99

Total including derivative impact (per Boe)	$42.34	$43.98	$40.72	$37.68

Costs and expenses (per Boe)
Lease operating (1)	$5.77	$5.29	$5.50	$5.30
Severance and production taxes	2.17	1.81	1.92	1.36
Exploration	0.79	3.26	1.66	1.10
Impairment of unproved properties	6.01	8.90	1.68	2.02
General and administrative	8.07	10.03	7.34	7.23
Depletion, depreciation and amortization	12.72	17.70	14.28	16.80
(1) Lease operating expenses per Boe include ad valorem taxes.

APPROACH RESOURCES INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except shares and per-share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009

REVENUES:
Oil, NGL and gas sales	$16,290	$11,881	$57,581	$40,648

EXPENSES:
Lease operating	2,517	1,761	8,555	7,777
Severance and production taxes	944	604	2,990	1,996
Exploration	345	1,087	2,589	1,621
Impairment of unproved properties	2,622	2,964	2,622	2,964
General and administrative	3,520	3,340	11,422	10,617
Depletion, depreciation and amortization	5,547	5,894	22,224	24,660

Total expenses	15,495	15,650	50,402	49,635

OPERATING INCOME (LOSS)	795	(3,769)	7,179	(8,987)

OTHER:
Interest expense, net	(557)	(434)	(2,189)	(1,787)
Realized gain on commodity derivatives	2,171	2,763	5,784	14,659
Unrealized (loss) gain on commodity derivatives	(2,093)	(1,310)	788	(9,899)

INCOME (LOSS) BEFORE INCOME TAX PROVISION (BENEFIT)	316	(2,750)	11,562	(6,014)
INCOME TAX PROVISION (BENEFIT)	55	(468)	4,100	(785)

NET INCOME (LOSS)	$261	$(2,282)	$7,462	$(5,229)

EARNINGS (LOSS) PER SHARE:
Basic	$0.01	$(0.11)	$0.34	$(0.25)

Diluted	$0.01	$(0.11)	$0.34	$(0.25)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	24,797,209	20,959,114	22,065,797	20,869,832
Diluted	25,010,188	20,959,114	22,214,070	20,869,832

UNAUDITED SELECTED FINANCIAL DATA

Unaudited Consolidated Balance Sheet Data	December 31,	December 31,
(in thousands)	2010	2009
Cash and cash equivalents	$23,465	$2,685
Other current assets	17,865	9,318
Property and equipment, net, successful efforts method	369,210	304,483
Other assets	2,549	2,440

Total assets	$413,089	$318,926

Current liabilities	$29,240	$21,996
Long-term debt	—	32,319
Other long-term liabilities	50,903	44,115
Stockholders’ equity	332,946	220,496

Total liabilities and stockholders’ equity	$413,089	$318,926

	Year Ended
Unaudited Consolidated Cash Flow Data	December 31,
(in thousands)	2010	2009
Net cash provided (used) by:
Operating activities	$42,377	$39,761
Investing activities	$(91,346)	$(29,553)
Financing activities	$69,748	$(11,618)
Effect of foreign currency translation	$1	$18
Supplemental Non-GAAP Financial and Other Measures
     This release contains certain financial measures that are non-GAAP measures. We have provided reconciliations within this release of the non-GAAP financial measures to the most directly comparable GAAP financial measures here and on the Non-GAAP Financial Information page in the Investor Relations section of our website at www.approachresources.com.
Adjusted Net Income
     This release contains the non-GAAP financial measures adjusted net income and adjusted net income per diluted share, which exclude the impairment of unproved properties and an unrealized loss (gain) on commodity derivatives and related income taxes. The amounts included in the calculation of adjusted net income and adjusted net income per diluted share below were computed in accordance with GAAP. We believe adjusted net income and adjusted net income per diluted share are useful to investors because they provide readers with a more meaningful measure of our profitability before recording certain items whose timing or amount cannot be reasonably determined. However, these measures are provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website.

     The following table reconciles adjusted net income to net income for the three months and year ended December 31, 2010 and 2009, respectively (in thousands, except per-share amounts):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009

Net income (loss)	$261	$(2,282)	$7,462	$(5,229)
Adjustments for certain non-cash items:
Impairment of unproved properties	2,622	2,964	2,622	2,964
Unrealized loss (gain) on commodity derivatives	2,093	1,310	(788)	9,899
Related income tax effect	(1,603)	(1,453)	(623)	(4,373)

Adjusted net income	$3,373	$539	$8,673	$3,261

Adjusted net income per diluted share	$0.13	$0.03	$0.39	$0.16

EBITDAX
     We define EBITDAX as net income, plus (1) exploration expense, (2) impairment of unproved properties, (3) depletion, depreciation and amortization expense, (4) share-based compensation expense, (5) unrealized loss (gain) on commodity derivatives, (6) interest expense and (7) income taxes. EBITDAX is not a measure of net income or cash flow as determined by GAAP. The amounts included in the calculation of EBITDAX were computed in accordance with GAAP. EBITDAX is presented herein and reconciled to the GAAP measure of net income because of its wide acceptance by the investment community as a financial indicator of a company’s ability to internally fund development and exploration activities. This measure is provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website.
     The following table reconciles EBITDAX to net income for the three months and year ended December 31, 2010 and 2009, respectively (in thousands, except per-share amounts):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009

Net income (loss)	$261	$(2,282)	$7,462	$(5,229)
Exploration	345	1,087	2,589	1,621
Impairment of unproved properties	2,622	2,964	2,622	2,964
Depletion, depreciation and amortization	5,547	5,894	22,224	24,660
Share-based compensation	585	392	2,628	1,826
Unrealized loss (gain) on commodity derivatives	2,093	1,310	(788)	9,899
Interest expense, net	557	434	2,189	1,787
Income tax provision (benefit)	55	(468)	4,100	(785)

EBITDAX	$12,065	$9,331	$43,026	$36,743

EBITDAX per diluted share	$0.48	$0.44	$1.94	$1.75

Liquidity
     Liquidity is calculated by adding the net funds available under our revolving credit facility and cash and cash equivalents. We use liquidity as an indicator of the Company’s ability to fund development and exploration activities. However, this measurement has limitations. This measurement can vary from year to year for the Company and can vary among companies based on what is or is not included in the measurement on a company’s financial statements. This measurement is provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website.
     The table below summarizes our liquidity at December 31, 2010, and February 28, 2011 (dollars in thousands). Liquidity at February 28, 2011, is preliminary and unaudited.

($ in thousands)	December 31, 2010	February 28, 2011

Borrowing base	$150,000	$150,000
Cash and cash equivalents	23,465	2,422
Outstanding letters of credit	(350)	(350)
Long-term debt	—	(67,000)

Liquidity	$173,115	$85,072